NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 11, 2019, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on September 30, 2019 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. Pursuant to the offer to purchase and merger agreement between Tower International, Inc. and Tiger Merger Sub, Inc., a wholly-owned subsidiary of Autokiniton US Holdings, Inc., which is controlled by certain private equity funds, for which KPS Investors IV, Ltd. acts as General Partner, affiliated with KPS Capital Partners, LP, which became effective before the open on September 30, 2019, each share of Common Stock Tower International, Inc. was exchanged for USD 31.00. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on September 30, 2019 .